Exhibit 10.18

September 1, 2020

Thomas Ernst

4125 Glenbrook Drive

Richardson, TX 75082

Dear Thomas,

Congratulations! On behalf of Symbotic, we are excited to offer you the position of Chief Financial Officer at our 200 Research Drive, Wilmington Massachusetts location. This position will report directly to the company’s CEO. Your start date will be September 10th, 2020.

Although you officially start employment on September 10th, 2020, we recognize you will be on relocation leave of absence from September 16th, 2020 and returning on October 1st, 2020.

Compensation

You will receive an annual salary of $375,000, less applicable taxes and withholdings, paid in accordance with Symbotic’s payroll schedule, which is currently bi-weekly payments paid one week in arrears.

Incentive Plan

You are eligible to participate in Symbotic’s Performance Incentive Plan at 50% of your base salary. Under the provisions of this plan, you are eligible for a discretionary bonus that is aligned with both professional and organizational goals. For calendar year 2020, you will be eligible for an incentive bonus from the time you joined Symbotic. Incentive pay is discretionary, and all employees must be in good standing with Symbotic at the time of the incentive payment in order to be eligible.

Equity

You will be granted an equity award of Class C units of Warehouse Technologies LLC equal to 0.25% of the current common units of Warehouse Technologies LLC on a fully-diluted basis. Please note that the pro forma valuation is not a guarantee or prediction of the future value of either the company or your equity award. The actual value of your equity award will be subject to vesting and will vary depending on the actual valuation of the company once your award is fully vested. Your equity award will vest over five years with 20% vesting on the first anniversary of your start date and thereafter quarterly with 5% vesting per quarter commencing three months after the first anniversary of your start date. Active service to the company is required for vesting, and any unvested portion of your award will be forfeited if your employment is terminated for any reason. The equity award will be issued under the Warehouse Technologies LLC 2012 Incentive Units Plan and the award will be subject to the terms and conditions set forth in an Incentive Unit Agreement and a Put/Call Agreement.

Relocation Assistance

In appreciation of your decision to move into this new role you will receive a relocation bonus of $125,000; less applicable taxes, to be paid in the September 18, 2020 payroll cycle. Please note that the relocation bonus is not considered fully earned by you until you complete two years of employment with Symbotic. You must repay 100% of the bonus if you voluntarily leave the company without good reason prior to the completion of one year of employment; and you must repay 50% of the bonus if you voluntarily leave the company without good reason after one year but prior to the completion of two years of employment. For purposes hereof, the term “good reason” shall exist upon (i) a material diminution in your base salary or (ii) a material diminution in your authority, duties or responsibilities.

Severance

In the event your employment with Symbotic is terminated by Symbotic without Cause (as defined in your Non-Competition Agreement), subject to your execution and delivery of Symbotic’s standard general release substantially in the form attached (with such revisions thereto as may be reasonably required by law or the facts or circumstances) that has not been revoked, Symbotic will pay you severance in the form salary continuation of your then-current base salary for a period of (i) twenty four (24) months from the date of such termination if the date of such termination occurs within the first year of your employment and (ii) twelve (12) months from the date of such termination if the date of such termination occurs after the first anniversary of the commencement of your employment. The severance shall not include any payments for bonuses, in lieu of bonuses or pro-rata bonuses or payments with respect to your Long-Term Incentive Plan to which you are not otherwise entitled.

Review

You will receive a performance and salary review each year as part of the annual review cycle for hourly and salaried employees.

Benefits

Symbotic offers a competitive employee benefits package, understanding that benefits are a significant aspect of one’s overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death insurance will also begin on this date.

You will be eligible to contribute to the 401(k) upon your first day of employment. You will be auto enrolled into the plan after 30 days of employment at 5% if no action is taken. The company will provide a 100% company match on contributions of 1-3% of your salary and a 50% company match on contributions of 4-5% of your salary starting after six months of employment.

Other benefits include Tuition Reimbursement, and Health Care and Dependent Care Spending Account

Vacation and Paid Time Off

You will be eligible for up to 160 hours of vacation annually. This vacation time will be accrued at a rate of 6.154 hours per pay period. You will also be eligible for up to 64 hours of sick time annually.

Continued vacation and paid time-off will be accrued based on company policy. This offer is contingent upon the signing of our employee Invention, Non-Disclosure and Non-Solicitation Agreement and our employee Non-Competition Agreement, both which you will find attached, and successful completion of a background check.

Sincerely,

/s/ Paul Arsenault
Paul Arsenault
Manager, Talent Acquisition
Symbotic LLC 200 Research Drive, Wilmington, MA 01887

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below.

/s/ Thomas Ernst	9/4/2020 | 2:04 PM PDT
Thomas Ernst	Date

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbotic is at-will and is subject to standard employment policies and practices which Symbotic reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed Confidentiality and Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked.

cc: Personnel File